Exhibit 99.1

news release

November 3, 2010

Employers Holdings, Inc. Reports Third Quarter Earnings; Announces $100 Million Stock Repurchase Program and Fourth Quarter Dividend

Key Highlights

●
23.6% or $8.0 million year over year decrease in underwriting and other operating expense in the third quarter; 35% decrease, excluding restructuring charges of $4.2 million in the third quarter of 2010 and $0.6 million in the third quarter of 2009

●	9.8% growth in book value per share from $20.67 at December 31, 2009 to $22.69 at September 30, 2010

●	No favorable prior accident year reserve releases in the quarter compared with $10.4 million in the third quarter of 2009

●	$50 million share repurchase program completed and new $100 million share repurchase program authorized

●	Positive net rate in California through August – flattening in September, with a nine month national net rate decline of 4%

Reno, NV—November 3, 2010—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported third quarter 2010 net income of $10.1 million or $0.25 per diluted share compared with $30.6 million or $0.67 per diluted share in the third quarter of 2009, a decrease of $20.5 million or $0.42 per diluted share.  Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $5.3 million or $0.13 per diluted share in the third quarter of 2010 compared with $25.9 million or $0.57 per diluted share in the third quarter of 2009.

Net income for the nine months ended September 30, 2010 was $42.7 million or $1.01 per diluted share compared to $71.8 million or $1.53 per diluted share for the nine months ended September 30, 2009.  For the first nine months of 2010, net income before the impact of the LPT was $29.1 million or $0.69 per diluted share compared to $58.4 million or $1.25 per diluted share for the same period in 2009.

The Company had a third quarter 2010 combined ratio of 111.6% (117.5% before the LPT), an increase of 22.7 percentage points from the third quarter of 2009 combined ratio of 88.9% (93.7% before the LPT).

The combined ratio for the nine months ended September 30, 2010 was 106.5% (112.2% before the LPT), compared with 95.6% (99.8% before the LPT) for the nine months ended September 30, 2009, an increase of 10.9 percentage points.

Douglas D. Dirks, President and Chief Executive Officer of EHI, commented:  “While our current accident year loss estimates remained stable year over year, severity trends in California have increased and we believe the significant benefits from California reform have largely been realized. Consequently, there was no favorable loss development for prior accident years in the third quarter while last year’s third quarter included favorable prior accident year development of $10.4 million. Importantly, this difference led to substantially lower net income and a higher loss ratio in the third quarter of this year compared to the third quarter of last year. On the other hand, as a result of our cost control efforts, our underwriting and other operating expense ratio was 2.4 percentage points lower compared to the prior year’s quarter while the underlying underwriting and other operating expenses were 23.6% lower than the third quarter of last year.”

Dirks continued: “We don’t yet see evidence of a sustained economic recovery. Net premiums written declined just 1.8% year over year, but our total payroll exposure declined approximately 15% year over year and 11% since December 31, 2009, with Florida, Nevada and Wisconsin having the largest percentage declines for those periods among our largest states. At the end of the third quarter, our net rate, which is defined as total premium in-force divided by total insured payroll, declined 4% since December 31, 2009 and 6% since September 30, 2009, reflecting benefits from positive net rate in California. As California rate increases worked their way through our book of business, net rate in California flattened in September. Barring additional California rate increases or other positive impacts on premium, going forward, we would expect net rate in California to reflect payroll trends in that state.”

Commenting on capital, Dirks continued: “We grew book value per share 9.8% since year-end 2009 as the result of higher retained earnings, net unrealized gains on investments and share repurchases. Since January 1, 2010, we repurchased 3.3 million shares at an average cost of $15.19 per share for a total cost of $50 million, completing our 2010 authorized stock repurchase program. We continue to return capital to shareholders as this week the Board of Directors authorized a new share repurchase program for $100 million through June of 2012. The Board also declared a quarterly stock dividend of six cents per share for an annual dividend yield of approximately 1.5%. In addition, the recent affirmation of our A- (Excellent) rating with a stable outlook by A.M. Best further reflects our strong capital position.”

Looking ahead, Dirks concluded: “Notwithstanding economic conditions, the soft market, or other challenges outside our control, we continue to execute plans to strengthen our Company. Our cost control efforts are yielding results in terms of reduced expenses and lower underwriting and other operating expense ratios. We expect that the cost control actions implemented over the last two years will generate run rate pre-tax savings of approximately $34 million annually beginning in 2011 with approximately one quarter of that total applicable to losses and LAE and approximately three quarters attributable to underwriting and other operating expense. Additionally, we expect a restructuring charge of $1.4 million in the fourth quarter of this year.”

In closing, Dirks commented: “While the economy remains under considerable pressure, we’re driving a set of initiatives that will strengthen our performance and better position us for growth. We have initiatives in place to add new agents and agencies, additional policies and additional premium nationally, with particular emphasis on our acquired states. Specifically, over the next two years, we are targeting the addition of 20,000 policies and over 900 agents. Our intent is to expand our pipeline by appointing additional agents in newer jurisdictions where we’re doing business and by deploying our technology into our newer states to make it easier for agents to do business with us. Our roll-out of rapid quote capability to 19 states allows more agents access to a rapid quote system for approximately 65 classes of small business customers with estimated annual premiums of $25,000 or less. We think that by increasing our number of agents and by enhancing their ease of doing business with us, there are opportunities to grow going forward, particularly in our acquired states where we have less market presence. We believe we can produce more business with loss characteristics similar to those we are currently writing.”

Third Quarter, 2010

Third quarter net premiums written of $81.3 million decreased 1.8% compared with the third quarter of 2009. Net premiums earned decreased $17.5 million or 17.9% to $80.7 million in the third quarter of 2010.

Third quarter net investment income of $20.7 million decreased $1.6 million or 7.4% largely due to a 0.3% decrease in average pre-tax book yield.

There were no material realized gains on investments in the third quarter of 2010. There were realized gains of $3.6 million in the third quarter of 2009 related to the sale of previously impaired equity securities.

Third quarter losses and LAE decreased 1.2% to $52.8 million in 2010 from $53.4 million in 2009. Third quarter losses and LAE before the LPT decreased 0.9% to $57.6 million from $58.1 million in the third quarter of 2009. There was no favorable prior accident year development in the third quarter of 2010 compared with $10.4 million in the third quarter of 2009. Current accident year loss estimates were 69.4% and 69.7% in the third quarters of 2010 and 2009, respectively.

In the third quarter of 2010, commission expense increased to $10.0 million from a negative $1.3 million in the third quarter of 2009. Negative commission expense in the third quarter of 2009 was the result of a favorable $14.1 million adjustment in the accrual for the LPT contingent profit commission during the third quarter of 2009.

Dividends to policyholders of $1.6 million were stable relative to the third quarter of 2009.

Third quarter 2010 underwriting and other operating expenses decreased 23.6% to $25.7 million from $33.7 million in the third quarter of 2009 largely as a result of cost control efforts and favorable adjustments to accruals for premium taxes and bad debt expense. Third quarter 2010 restructuring costs of $4.2 million included $2.9 million related to workforce reductions and $1.3 million related to leases for facilities that were vacated during the quarter. Third quarter 2009 integration and restructuring costs related to the AmCOMP Incorporated acquisition were $0.6 million. Excluding these costs, underwriting and other operating expenses decreased $11.6 million or 35.0% in the third quarter of 2010 compared with 2009, reflecting a $2.9 million decline in compensation expenses and favorable adjustments to accruals for premium taxes and bad debt expense of $2.1 million and $1.1 million, respectively.

Income taxes of $0.1 million were $4.5 million lower than last year’s third quarter largely due to lower pre-tax income. The effective tax rate was 0.6% in the third quarter of 2010 compared with 13.1% in the third quarter of 2009.

Year-to-Date 2010

Net premiums earned of $238.2 million in the first nine months of the year declined 24.2% compared to the same period in 2009. Policy count at September 30, 2010 decreased approximately 3% to 43,511 from 44,848 at September 30, 2009. Policy count declined by 643 policies or approximately 1% since December 31, 2009 and increased by 178 policies since June 30, 2010.

For the nine months ended September 30, 2010, net investment income of $62.6 million decreased 8.9% or $6.1 million due largely to a 0.3% decrease in average pre-tax book yield.

The fair market value of invested assets was $2.1 billion at September 30, 2010 with an average pre-tax yield of 4.3%, a tax equivalent yield of 5.4% and a duration of 4.9. A list of portfolio securities by CUSIP as of September 30, 2010 will be included in the “Investors” section of EHI’s web site at www.employers.com.

In the first nine months of 2010, losses and LAE decreased 17.1% to $138.1 million from $166.7 million for the nine months ended September 30, 2009. Before the impact of the LPT, losses and LAE was $151.6 million and $180.0 million for the nine months ended September 30, 2010 and 2009, respectively. Favorable prior accident year loss development was $16.6 million in the first nine months of 2010 compared to $39.6 million for the same period in 2009, a decrease of $23.0 million. Current accident year loss estimates were 69.9% for the first nine months of 2010 and 2009.

Commission expense for the first nine months of 2010 increased $3.4 million to $29.1 million from $25.6 million for the same period in 2009 due largely to the favorable adjustment in the accrual for the LPT contingent profit commission in 2009.

For the first nine months of 2010, underwriting and other operating expense was $83.1 million compared to $102.6 million in 2009, a reduction of $19.5 million or 19.0%. In the first nine months of 2010, the Company incurred total restructuring charges of $5.1 million, including $3.8 million related to workforce reductions and $1.3 million related to leases for facilities that were vacated, compared with integration and restructuring charges of $4.9 million for the same period in 2009. Excluding these charges, underwriting and other operating expense decreased $19.7 million or 20.2%.

Dividends to policyholders decreased $2.0 million to $3.4 million in the first nine months of 2010 compared to $5.4 million for the same period in 2009, due to lower premium levels on dividend policies in Florida and Wisconsin and fewer policies eligible for dividend payments.

Income taxes in the first nine months of 2010 were $1.2 million with an effective tax rate of 2.7% largely due to lower pre-tax income. Please see “Note 5. Income Taxes” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 for a reconciliation of federal corporate income tax rates to the Company’s effective tax rates for the nine months ended September 30, 2010 and 2009.

As of September 30, 2010, total stockholders’ equity increased to $528.8 million from $498.4 million at December 31, 2009. Equity, including the deferred reinsurance gain related to the LPT (the Company’s non-GAAP measure described below), increased 1.9% to $903.8 million from $887.0 million at December 31, 2009. As of September 30, 2010, book value (total stockholders’ equity including the deferred reinsurance gain – LPT Agreement) per share, increased 9.8% to $22.69 from $20.67 at December 31, 2009.

In the third quarter, EHI repurchased an aggregate of 1,837,779 shares of common stock at an average price of $15.29 per share for approximately $28.1 million. From January 1, 2010 through September 30, 2010, 3,291,709 shares were repurchased at an average price of $15.19 per share. As of September 30, 2010, the Company’s $50 million share repurchase program for 2010 was complete.

This week, the Board of Directors authorized a share repurchase program for up to $100 million of the Company's common stock. The Company expects that shares may be purchased at prevailing market prices through June 30, 2012 through a variety of methods, including open market or private transactions, in accordance with applicable laws and regulations and as determined by the Company’s management. The timing and actual number of shares repurchased will depend on a variety of factors, including the Company’s share price, corporate and regulatory requirements, and other market and economic conditions. Repurchases under the stock repurchase program may be commenced, modified or suspended from time to time without prior notice, and the program may be suspended or discontinued at any time.

This week, the Board of Directors also declared a fourth quarter cash dividend of six cents per share. The dividend is payable on December 1, 2010 to shareholders of record as of November 17, 2010.

Conference Call and Web Cast; Form 10-Q

The Company will host a conference call on Thursday, November 4, 2010 at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 29095710. International callers may dial (617) 801-6888.

EHI will file its Quarterly Report on Form 10-Q for the period ended September 30, 2010, with the Securities and Exchange Commission (“SEC”) on Thursday, November 4, 2010. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site, www.sec.gov, and will also be posted on the Company's web site, www.employers.com, and is accessible through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing shareholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges shareholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement.   Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned. Commission expense includes direct commissions to our agents and brokers for the premiums that they produce. Also included are incentive payments, other marketing costs and fees. Commission expense is net of contingent profit commission income related to the LPT Agreement.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement.  Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement.   Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share.   Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K.

All forward-looking statements made in this press release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2010 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Income
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)
Revenues
Gross premiums written	$83,265	$84,842	$242,064	$306,270
Net premiums written	$81,312	$82,790	$234,812	$298,159
Net premiums earned	$80,695	$98,240	$238,221	$314,221
Net investment income	20,689	22,334	62,592	68,704
Realized gains on investments, net	8	3,564	900	1,060
Other income	393	183	600	388
Total revenues	101,785	124,321	302,313	384,373

Expenses
Losses and loss adjustment expenses	52,764	53,395	138,097	166,657
Commission expense (benefit)	9,971	(1,276)	29,052	25,611
Dividends to policyholders	1,584	1,539	3,386	5,418
Underwriting and other operating expense	25,722	33,688	83,132	102,624
Interest expense	1,632	1,824	4,832	5,608
Total expenses	91,673	89,170	258,499	305,918

Net income before income taxes	10,112	35,151	43,814	78,455
Income taxes	58	4,594	1,164	6,698
Net income	$10,054	$30,557	$42,650	$71,757

Reconciliation of net income to net income before impact of LPT Agreement
Net income	$10,054	$30,557	$42,650	$71,757
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT Agreement	4,792	4,668	13,514	13,377
Net income before LPT Agreement	$5,262	$25,889	$29,136	$58,380

Employers Holdings, Inc
Consolidated Statements of Income
 (in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)

Net income	$10,054	$30,557	$42,650	$71,757

Earnings per common share
Basic	$0.25	$0.68	$1.02	$1.54
Diluted	$0.25	$0.67	$1.01	$1.53

Weighted average shares outstanding
Basic	40,765,528	45,113,973	41,991,051	46,706,063
Diluted	40,919,728	45,292,283	42,098,644	46,811,751

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
Earnings per common share
Basic	$0.25	$0.68	$1.02	$1.54
Diluted	$0.25	$0.67	$1.01	$1.53

Earnings per common share attributable to the LPT Agreement
Basic	$0.12	$0.11	$0.33	$0.29
Diluted	$0.12	$0.10	$0.32	$0.28

Earnings per common share before the LPT Agreement
Basic	$0.13	$0.57	$0.69	$1.25
Diluted	$0.13	$0.57	$0.69	$1.25

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of September 30, 2010	As of December 31, 2009
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,848,308 at September 30, 2010 and $1,859,074 at December 31, 2009)	$2,011,661	$1,960,292
Equity securities at fair value (cost $40,102 at September 30, 2010 and $39,936 at December 31, 2009)	72,514	69,268
Total investments	2,084,175	2,029,560

Cash and cash equivalents	144,000	191,572
Accrued investment income	21,276	23,055
Premiums receivable, less bad debt allowance of $8,181 at September 30, 2010 and $9,879 at December 31, 2009	108,494	119,976
Reinsurance recoverable for:
Paid losses	12,302	13,673
Unpaid losses, less allowance of $1,269 at September 30, 2010 and $1,335 at December 31, 2009	995,548	1,051,170
Funds held by or deposited with reinsureds	79,292	82,339
Deferred policy acquisition costs	32,702	33,695
Federal income taxes recoverable	9,452	4,092
Deferred income taxes, net	14,498	43,502
Property and equipment, net	12,783	13,059
Intangible assets, net	13,729	15,442
Goodwill	36,192	36,192
Other assets	18,771	19,326
Total assets	$3,583,214	$3,676,653

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,325,831	$2,425,658
Unearned premiums	153,520	158,577
Policyholders’ dividends accrued	5,615	7,958
Total claims and policy liabilities	2,484,966	2,592,193

Commissions and premium taxes payable	18,891	20,763
Accounts payable and accrued expenses	21,050	19,033
Deferred reinsurance gain—LPT Agreement	375,060	388,574
Notes payable	132,000	132,000
Other liabilities	22,489	25,691
Total liabilities	$3,054,456	$3,178,254

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(continued)

	As of September 30, 2010	As of December 31, 2009
Commitments and contingencies	(unaudited)

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,777,585 and 53,563,299 shares issued and 39,830,742 and 42,908,165 shares outstanding at September 30, 2010, and December 31, 2009, respectively	$538	$536
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	313,117	311,282
Retained earnings	301,577	266,491
Accumulated other comprehensive income, net	127,248	83,812
Treasury stock, at cost (13,946,843 shares at September 30, 2010 and 10,655,134 shares at December 31, 2009)	(213,722)	(163,722)
Total stockholders’ equity	528,758	498,399
Total liabilities and stockholders’ equity	$3,583,214	$3,676,653

Book value per share

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$528,758	$498,399
Deferred reinsurance gain – LPT Agreement	375,060	388,574
Total equity including deferred reinsurance gain – LPT Agreement (A)	$903,818	$886,973

Shares outstanding (B)	$39,830,742	$42,908,165

Book value per share (A * 1000) / B	$22.69	$20.67

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2010	2009
	(unaudited)
Operating activities
Net income	$42,650	$71,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,477	7,834
Stock-based compensation	2,982	4,097
Amortization of premium on investments, net	4,238	3,668
Allowance for doubtful accounts	(1,764)	1,901
Deferred income tax expense	5,045	9,092
Realized (gains) on investments, net	(900)	(1,060)
Realized losses on retirement of assets	252	64
Change in operating assets and liabilities:
Accrued investment income	1,779	1,327
Premiums receivable	13,180	18,759
Reinsurance recoverable on paid and unpaid losses	57,059	29,093
Funds held by or deposited with reinsureds	3,047	4,099
Federal income taxes	(5,360)	4,730
Unpaid losses and loss adjustment expenses	(99,827)	(62,834)
Unearned premiums	(5,057)	(22,224)
Accounts payable, accrued expenses and other liabilities	(1,014)	(14,503)
Deferred reinsurance gain–LPT Agreement	(13,514)	(13,377)
Other	(2,672)	3,944
Net cash provided by operating activities	5,601	46,367

Investing activities
Purchase of fixed maturities	(165,273)	(165,906)
Purchase of equity securities	(454)	(11,934)
Proceeds from sale of fixed maturities	77,859	56,557
Proceeds from sale of equity securities	567	19,475
Proceeds from maturities and redemptions of investments	94,521	131,413
Cash paid for acquisition, net of cash and cash equivalents acquired	—	(100)
Capital expenditures and other, net	(1,684)	(4,020)
Net cash provided by investing activities	5,536	25,485

Financing activities
Proceeds from exercise of stock options	74	—
Acquisition of treasury stock	(50,000)	(53,593)
Cash transactions related to stock-based compensation	(1,229)	(123)
Dividend paid to stockholders	(7,554)	(8,408)
Net cash used in financing activities	(58,709)	(62,124)

Net (decrease) increase in cash and cash equivalents	(47,572)	9,728
Cash and cash equivalents at the beginning of the period	191,572	202,893
Cash and cash equivalents at the end of the period	$144,000	$212,621

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(in thousands, except for percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net premiums earned	$80,695	$98,240	$238,221	$314,221

Losses and loss adjustment expenses	$52,764	$53,395	$138,097	$166,657
Loss & LAE ratio	65.3%	54.3%	58.0%	53.0%

Amortization of deferred reinsurance gain – LPT	$4,792	$4,668	$13,514	$13,377
Impact of LPT	5.9%	4.8%	5.7%	4.3%
Loss & LAE before impact of LPT	$57,556	$58,063	$151,611	$180,034
Loss & LAE ratio before impact of LPT	71.3%	59.1%	63.6%	57.3%

Commission expense (benefit)	$9,971	$(1,276)	$29,052	$25,611
Commission expense (benefit) ratio	12.4%	(1.3%)	12.2%	8.2%
Dividends to policyholders	1,584	1,539	3,386	5,418
Policyholder dividend ratio	2.0%	1.6%	1.4%	1.7%

Underwriting & other operating expense	$25,722	$33,688	$83,132	$102,624
Underwriting & other operating expense ratio	31.9%	34.3%	34.9%	32.7%

Total expense	$90,041	$87,346	$253,667	$300,310
Combined ratio	111.6%	88.9%	106.5%	95.6%

Total expense before impact of the LPT	$94,833	$92,014	$267,181	$313,687
Combined ratio before the impact of the LPT	117.5%	93.7%	112.2%	99.8%